VERA BRADLEY ANNOUNCES SECOND QUARTER FISCAL 2021 RESULTS

Company posts second quarter GAAP EPS of $0.42 per diluted share and non-GAAP EPS, excluding certain items, of $0.32 per diluted share

Total revenue growth for the quarter of 10.0%,
driven by Pura Vida acquisition and strong Vera Bradley e-commerce performance

Company delivers meaningful gross margin rate improvement
and leverage on expenses for the quarter

Balance sheet remains strong,
with year-over-year increase in cash, cash equivalents, and investments to $77.1 million, even after reducing borrowings on its ABL facility

FORT WAYNE, Ind., September 2, 2020 – Vera Bradley, Inc. (Nasdaq: VRA) (the “Company”) today announced its financial results for the second quarter ended August 1, 2020.

Chief Executive Officer Rob Wallstrom noted, “I am extremely pleased with our second quarter results, which significantly exceeded our expectations and last year’s performance, despite facing the headwinds of COVID-19. Our team proved that by remaining agile, focusing on innovation that enhances the customer experience – in product, marketing, and technology – and controlling what we can control, we can drive strong results and position ourselves to emerge a stronger company. These results were delivered through the collaboration, tenacity, and ingenuity of our entire organization.

“Total Company year-over-year second quarter revenues grew 10%, driven by the addition of Pura Vida for a full quarter and Vera Bradley e-commerce sales doubling, partially offset by a decrease in Vera Bradley store revenues due to COVID-19-related closures for a portion of the quarter. At both Vera Bradley and Pura Vida, customers responded to new product launches and marketing initiatives, and cotton masks also drove meaningful revenue growth.

“We significantly expanded our consolidated gross margin rate in the quarter through sales of cotton masks, product collaborations, careful inventory management, and tightly controlled promotional activity. We carefully managed our expenses, achieving expense leverage in the quarter.”

“Our balance sheet remains strong,” Wallstrom added. “Even after paying $30 million down on our $60 million of credit facility borrowings during the quarter, our quarter end cash and investment balance totaled $77.1 million, once again highlighting our ability to generate solid free cash flow.”

Stores and E-Commerce

On May 5, 2020, the Company began reopening its Vera Bradley stores in a phased approach, with 58 out of 82 full-line stores and 64 of 65 factory stores opened by the end of June. All factory stores and all but three full-line stores were reopened as of second quarter end, although with reduced hours, lower staffing levels, and greatly enhanced safety protocols.

While the Company is making no assumptions of future performance based upon a limited number of days of sales data, the 133 existing stores that were open for the entire fiscal month of July, in the aggregate, generated approximately 70% of the prior year’s sales. While traffic was typically down more than the sales level, increased conversion and units per transaction allowed us to significantly outperform the traffic trend.

Wallstrom added, “Our e-commerce business (Vera Bradley and Pura Vida combined) was very strong in the quarter. We know that the pandemic will have a lasting effect on the way consumers act and shop, and that our digital competencies will be even more important in this new environment. Our acquisition of digitally-native Pura Vida, which resulted in e-commerce being a larger share of our total company revenues, along with our continued investments in Vera Bradley’s e-commerce site and infrastructure, has positioned us well for the future.”

VB Cares

Wallstrom noted, “Vera Bradley has always had a very strong stakeholder and ESG focus, and we again demonstrated those commitments during the quarter. At the onset of the COVID-19 crisis, the Company wanted to help our communities by providing personal protective equipment to those in need. As we began to reach scale, we wanted to give back to the frontline workers and decided to offer support to the Coronavirus Response Fund for Nurses.” The Company contributed a percentage of each cotton mask sold through the end of July to support the nurses working tirelessly and bravely on the front lines of the COVID-19 crisis and was able to donate over $630,000 to the American Nurses Foundation. Wallstrom added, “Our Associates are so thrilled to be able to support the health care workers fighting every day to treat those affected by the pandemic. Thanks to our loyal customers for making this happen.”

Wallstrom also commented, “We are so appreciative of all of our Associates and are especially thankful to those team members that have been on the front lines in our distribution center keeping our e-commerce business thriving and in our stores ensuring that our customers are safe and having great experiences. We were delighted to provide a $500 bonus to our distribution center, store, and customer service Associates who worked full time in the second quarter (pro-rated for our full- and part-time Associates working a portion of the quarter) for their extraordinary hard work and dedication during this time.”

Pura Vida Acquisition and Accounting

In the Company’s prior year second fiscal quarter (on July 16, 2019), Vera Bradley acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Financial results for Pura Vida have been consolidated beginning July 17, 2019, the first full day following the acquisition. Prior period numbers have not been restated. Any reference to the results of “Vera Bradley” in this release is to results of the stand-alone Vera Bradley business (comprised of the Vera Bradley Direct and Indirect segments) and excludes Pura Vida. Any reference to the results of “Vera Bradley, Inc.” is to the combined results of Vera Bradley and Pura Vida.

Summary of Financial Performance for the Second Quarter

Consolidated net revenues totaled $131.8 million for the current year second quarter (which included $32.8 million of net revenues from Pura Vida), an increase of 10.0% over the $119.8 million in the prior year (which included $5.4 million of net revenues from Pura Vida). Excluding Pura Vida, Vera Bradley net revenues totaled $99.0 million, a 13.5% decrease from $114.4 million in the prior year second quarter. In the aggregate, Vera Bradley stores were closed approximately half of the second quarter due to the COVID-19 pandemic.

For the current year second quarter, Vera Bradley, Inc.’s consolidated net income totaled $7.2 million, or $0.42 per diluted share. These results included $3.7 million of net after tax charges, comprised of $1.5 million of intangible asset amortization, $1.1 million of expenses related to the re-platforming of Vera Bradley’s information technology systems (“Project Novus”), as well as $1.1 million for a change in the income tax estimate related to the first quarter charges. In addition, the Company increased the Vera Bradley, Inc. income used in the numerator of the earnings per share calculation as a result of the change in the cumulative Accounting Standard Codification (“ASC”) 480 measurement adjustment associated with the redeemable noncontrolling interest. The increase in Vera Bradley, Inc.’s income totaled $6.8 million which resulted in a $0.20 benefit to diluted earnings per share for the current year second quarter. On a non-GAAP basis, excluding these items, Vera Bradley, Inc.’s consolidated second quarter net income totaled $10.9 million, or $0.32 per diluted share. This non-GAAP performance included $0.07 of diluted earnings per share attributable to Pura Vida.

For the prior year second quarter, Vera Bradley, Inc.’s consolidated net income totaled $5.9 million, or $0.17 per diluted share. These results included $2.8 million of after-tax charges comprised of $2.3 million of Pura Vida acquisition-related expenses (including transaction costs, inventory step-up amortization, and intangible asset amortization) and $0.5 million of expenses related to Project Novus. On a non-GAAP basis, excluding these charges, Vera Bradley, Inc.’s consolidated second quarter net income totaled $8.7 million, or $0.25 per diluted share. These non-GAAP results included approximately $0.01 of diluted earnings per share contributed by Pura Vida.

Summary of Financial Performance for the Six Months

Consolidated net revenues totaled $201.1 million for the current year six months ended August 1, 2020, which included $54.0 million of net revenues from Pura Vida. Excluding Pura Vida, Vera Bradley net revenues totaled $147.0 million compared to $205.4 million in the prior year six-month period ended August 3, 2019.

For the current year six months, Vera Bradley, Inc.’s consolidated net loss totaled ($8.1) million, or ($0.24) per diluted share. These results included $8.8 million of net after tax charges, comprised of $2.7 million of impairment charges, $2.7 million of intangible asset amortization, $2.1 million of Project Novus expenses, $0.9 million of charges related to the cancellation of certain purchase orders as a result of COVID-19, a $0.2 million adjustment to the Pura Vida earn-out liability, and $0.2 million in certain department store exist costs resulting from COVID-19. On a non-GAAP basis, excluding these charges, Vera Bradley, Inc.’s consolidated net income for the current year six months totaled $0.7 million, or $0.02 per diluted share. This non-GAAP performance included $0.09 of diluted earnings per share attributable to Pura Vida.

For the prior year six-month period, Vera Bradley, Inc.’s consolidated net income totaled $3.4 million, or $0.10 per diluted share. These results included $3.5 million of after-tax charges comprised of $3.0 million of Pura Vida acquisition-related expenses (including transaction costs, inventory step-up amortization, and intangible asset amortization) and $0.5 million of Project Novus expenses. On a non-GAAP basis, excluding these charges, Vera Bradley, Inc.’s consolidated net income for the six months totaled $6.9 million, or $0.20 per diluted share. These non-GAAP results included approximately $0.01 of diluted earnings per share contributed by Pura Vida.

Non-GAAP Numbers

The current year non-GAAP second quarter income statement numbers referenced below exclude the previously outlined intangible asset amortization and Project Novus expenses. The current year non-GAAP income statement numbers for the six months referenced below exclude the previously outlined impairment charges, intangible asset amortization, Project Novus expenses, charges related to the cancellation of certain purchase orders resulting from COVID-19, an adjustment to the Pura Vida earn-out liability, and certain department store exit costs resulting from COVID-19. The prior year non-GAAP income statement numbers for the second quarter and six months referenced below exclude the previously outlined Pura Vida acquisition-related charges and Project Novus expenses.

Second Quarter Details

Current year second quarter Vera Bradley Direct segment revenues totaled $81.2 million, a 13.9% decrease from $94.4 million in the prior year second quarter. The decline primarily resulted from the Company’s stores that were temporarily closed as a result of COVID-19 for approximately half of the second quarter, partially offset by a 99.1% increase in e-commerce revenues for the quarter. The Company closed 12 full-line stores and opened five factory outlet stores in the last twelve months.

Vera Bradley Indirect segment revenues totaled $17.7 million, a 11.4% decrease from $20.0 million in the prior year second quarter, reflecting a reduction in orders primarily related to COVID-19 and in the number of specialty and department store accounts.

Pura Vida segment revenues totaled $32.8 million compared to $5.4 million in the prior year, which represented revenues for a partial period (post-acquisition).

Second quarter consolidated gross profit totaled $79.6 million, or 60.4% of net revenues, compared to $67.3 million, or 56.2% in the prior year. On a non-GAAP basis, excluding inventory step-up amortization, gross profit totaled $68.4 million or 57.1% of net revenues in the prior year second quarter. The Company significantly expanded its consolidated gross profit rate in the quarter through sales of cotton masks, product collaborations, careful inventory management, and tightly controlled promotional activity.

Second quarter consolidated SG&A expense totaled $62.2 million, or 47.2% of net revenues, compared to $60.7 million, or 50.7% of net revenues, in the prior year. On a non-GAAP basis, excluding the previously discussed intangible asset amortization and Project Novus expenses, consolidated SG&A expense totaled $58.6 million, or 44.5% of net revenues for the current year second quarter. On a non-GAAP basis, excluding Pura Vida acquisition-related charges (including transaction costs and intangible asset amortization) and Project Novus expenses, prior year SG&A expense totaled $57.8 million, or 48.2% of net revenues. On a non-GAAP basis, Pura Vida contributed $13.5 million of SG&A expenses in the current year and $2.4 million in the prior year. Excluding these additional Pura Vida expenses, Vera Bradley’s SG&A expenses were lower than the prior year primarily due to both temporary and permanent expense reductions related to COVID-19.

The Company’s consolidated operating income totaled $17.5 million, or 13.3% of net revenues, compared to $7.3 million, or 6.1% of net revenues, in the prior year second quarter. On a non-GAAP basis, excluding the previously disclosed charges (intangible asset amortization and Project Novus expenses), current year consolidated operating income totaled $21.1 million, or 16.0%. This compares to prior year consolidated operating income of $11.3 million, or 9.5% of net revenues, on a non-GAAP basis, excluding the previously disclosed charges (Pura Vida transaction costs, inventory step-up amortization, intangible asset amortization and Project Novus expenses).

By segment:
•Vera Bradley Direct operating income was $22.8 million, or 28.1% of Direct net revenues, for the second quarter, compared to $22.1 million, or 23.5% of Direct net revenues, in the prior year. On a non-GAAP basis, excluding a portion of the Vera Bradley Project Novus expenses, current year Direct operating income totaled $23.8 million, or 29.3% of Direct revenues, an increase over $22.5 million, or 23.8% of Direct net revenues, in the prior year.
•Vera Bradley Indirect operating income was $6.5 million, or 36.5% of Indirect net revenues, for the second quarter, compared to $7.2 million, or 35.8% of Indirect net revenues, in the prior year.
•Pura Vida’s operating income was $4.4 million, or 13.5% of Pura Vida net revenues, in the current year, compared to an operating loss of $(0.5) million, or (10.1%) of Pura Vida net revenues, in the prior year. On a non-GAAP basis, excluding the Pura Vida acquisition-related charges (intangible asset amortization in both years and inventory step-up amortization in the prior year), Pura Vida’s operating income was $6.7 million, or 20.5% of Pura Vida net revenues, compared to $0.9 million, or 16.8% of Pura Vida net revenues, in the prior year.

Details for the Six Months

Vera Bradley Direct segment revenues for the current year six-month period totaled $118.1 million, a 28.7% decrease from $165.5 million in the prior year. The decline primarily resulted from the Company’s stores that were temporarily closed as a result of COVID-19 for approximately half of the first and second quarters, partially offset by a 64.9% increase in e-commerce sales during the six-month period.

Vera Bradley Indirect segment revenues for the six months totaled $29.0 million, a 27.4% decrease from $39.9 million in the prior year, reflecting a reduction in orders primarily related to COVID-19 and in the number of specialty and department store accounts.

Pura Vida segment revenues totaled $54.0 million compared to $5.4 million in the prior year, which represented revenues for a partial period (post-acquisition).

Consolidated gross profit for the six months totaled $113.8 million, or 56.6% of net revenues, compared to 117.8 million, or 55.9% of net revenues, in the prior year. On a non-GAAP basis, excluding charges for the cancellation of certain purchase orders resulting from COVID-19, current year gross profit totaled $115.1 million, or 57.3% of net revenues, compared to last year’s non-GAAP gross profit of $118.8 million, or 56.4 % of net revenues, which excluded inventory step-up amortization. The Company expanded its consolidated gross profit rate for the period through sales of cotton masks, product collaborations, careful inventory management, and tightly controlled promotional activity.

For the six months, consolidated SG&A expense totaled $121.9 million, or 60.6% of net revenues, compared to $115.0 million, or 54.6% of net revenues, in the prior year. On a non-GAAP basis, excluding the previously outlined intangible asset amortization, impairment charges, Project Novus expenses, an adjustment to the Pura Vida earn-out liability, and certain department store exit costs, current year consolidated SG&A expense totaled $110.2 million, or 54.8% of net revenues. This compared to $111.2 million, or 52.8% of net revenues, in the prior year on a non-GAAP basis, excluding the previously discussed Pura Vida acquisition-related charges (including transaction costs and intangible asset amortization) and Project Novus expenses. On a non-GAAP basis, Pura Vida contributed $23.7 million of SG&A expenses in the current year and $2.4 million in the prior year six months.

For the six months, the Company’s consolidated operating loss totaled ($8.1) million, or (4.0%) of net revenues, compared to consolidated operating income of $3.7 million, or 1.8% of net revenues, in the prior year six-month period. On a non-GAAP basis, excluding the previously disclosed charges (intangible asset amortization, impairment charges, Project Novus expenses, charges related to the cancellation of certain purchase orders, an adjustment to the Pura Vida earn-out liability, and certain department store exit costs), the Company’s consolidated operating income was $4.9 million, or 2.5% of net revenues. On a non-GAAP basis, excluding the previously disclosed charges (Pura Vida transaction costs, inventory step-up amortization, intangible asset amortization and Project Novus expenses), the Company’s consolidated operating income was $8.5 million, or 4.0% of net revenues, in the prior year.

By segment:
•Vera Bradley Direct operating income was $11.9 million, or 10.0% of net revenues, compared to $30.5 million, or 18.4% of Direct net revenues, in the prior year. On a non-GAAP basis, excluding impairment charges, a portion of the charges for the cancellation of purchase orders, and a portion of Project Novus expenses, the current year Direct operating income was $18.7 million, or 15.8% of Direct net revenues. On a non-GAAP basis, excluding a portion of the Vera Bradley Project Novus expenses, prior year Direct operating income was $30.8 million, or 18.6% of Direct net revenues.
•Vera Bradley Indirect operating income was $9.2 million, or 31.9% of Indirect net revenues, compared to $14.9 million, or 37.3% of net revenues, in the prior year. On a non-GAAP basis, excluding certain department store exit costs and a portion of the charges for the cancellation of purchase orders, current year Indirect operating income totaled $9.6 million, or 33.2% of Indirect net revenues.
•Pura Vida’s operating income was $3.6 million, or 6.7% of Pura Vida net revenues, for the current year, compared to an operating loss of ($0.5) million, or (10.1%) of Pura Vida net revenues, in the prior year. On a non-GAAP basis, excluding the intangible asset amortization, Pura Vida’s operating income was $8.4 million, or 15.5% of Pura Vida net revenues, for the current year. On a non-GAAP basis, excluding the Pura Vida acquisition-related charges (inventory step-up amortization and intangible asset amortization), Pura Vida’s operating income was $0.9 million, or 16.8% of Pura Vida net revenues, for the prior year.

Balance Sheet

Net capital spending for the second quarter and six months totaled $2.0 million and $4.3 million, respectively. Capital expenditures are expected to total approximately $8 to $10 million for the year.

Cash, cash equivalents, and investments as of August 1, 2020 totaled $77.1 million compared to $70.5 million at the end of last year’s second quarter. The Company repaid $30.0 million of borrowings on its ABL credit facility during the second quarter and had $30.0 million of borrowings outstanding on the $75 million facility at quarter end.

Quarter-end inventory was $136.2 million, compared to $130.7 million at the end of the second quarter last year. The Company has cancelled certain orders of fall product due to COVID-19 and expects year-over-year future inventory to be relatively flat for the balance of the year.

During the first quarter of this fiscal year, the Company’s board of directors temporarily suspended share repurchases, so no purchases were made during the second quarter. At the end of the quarter, the Company had approximately $32.9 million remaining under its $50 million share repurchase authorization.

Forward-Looking Guidance

The continued uncertainties surrounding COVID-19 make Fiscal 2021 financial performance extremely difficult to predict. As a result, the Company is not providing forward-looking guidance.

Disclosure Regarding Non-GAAP Measures

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including gross profit; selling, general, and administrative expenses; operating income; net income; net income attributable and available to Vera Bradley, Inc.; and diluted net income per share available to Vera Bradley, Inc. common shareholders, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Call Information

A conference call to discuss results for the second quarter is scheduled for today, Wednesday, September 2, 2020, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (800) 458-4121, and enter the access code 7723347. A replay will be available shortly after the conclusion of the call and remain available through September 16, 2020. To access the recording, listeners should dial (844) 512-2921, and enter the access code 7723347.

About Vera Bradley, Inc.

Vera Bradley, Inc. operates two unique lifestyle brands – Vera Bradley and Pura Vida. Vera Bradley and Pura Vida are complementary businesses, both with devoted, emotionally-connected, and multi-generational female customer bases; alignment as causal, comfortable, affordable, and fun brands; positioning as “gifting” and socially-connected brands; strong, entrepreneurial cultures; a keen focus on community, charity, and social consciousness; multi-channel distribution strategies; and talented leadership teams aligned and committed to the long-term success of their brands.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

In July 2019, Vera Bradley, Inc. acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Pura Vida, based in La Jolla, California, is a rapidly growing, digitally native, and highly engaging lifestyle brand founded in 2010 by friends Paul Goodman and Griffin Thall. Pura Vida has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

The Company has three reportable segments: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley full-line and factory outlet stores in the United States, verabradley.com, the Vera Bradley online outlet site, and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 2,100 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida websites, www.puravidabracelets.com, www.puravidabracelets.eu, and www.puravidabracelets.ca, and through the distribution of its products to wholesale retailers.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://www.verabradley.com/us/static/customerservice/corporateresponsibility.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement Vision 20/20 long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our single distribution facility; or business disruption caused by COVID-19. Risks, uncertainties, and assumptions also include the possibility that Pura Vida acquisition benefits may not materialize as expected; that Pura Vida’s business may not perform as expected; and that the Company is unable to successfully implement integration strategies related to the acquisition. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 1, 2020. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	August 1, 2020	February 1, 2020	August 3, 2019
Assets
Current assets:
Cash and cash equivalents	$75,568	$49,917	$46,842
Short-term investments	818	8,977	8,987
Accounts receivable, net	28,306	24,290	28,183
Inventories	136,219	123,606	130,718
Income taxes receivable	5,326	1,043	994
Prepaid expenses and other current assets	14,742	10,956	10,483
Total current assets	260,979	218,789	226,207
Operating right-of-use assets	104,412	114,790	122,240
Property, plant, and equipment, net	67,978	73,027	77,477
Intangible assets, net	51,591	56,305	61,536
Goodwill	44,254	44,254	41,310
Long-term investments	729	14,912	14,652
Deferred income taxes	5,896	7,656	7,304
Other assets	6,245	5,328	2,593
Total assets	$542,084	$535,061	$553,319
Liabilities, Redeemable Noncontrolling Interest, and Shareholders’ Equity
Current liabilities:
Accounts payable	$26,994	$20,235	$30,094
Accrued employment costs	11,028	11,412	11,247
Short-term operating lease liabilities	25,504	21,347	21,610
Earn-out liability	—	18,448	20,854
Other accrued liabilities	18,511	13,850	20,512
Income taxes payable	203	2,113	696
Total current liabilities	82,240	87,405	105,013
Long-term operating lease liabilities	105,163	113,775	122,213
Long-term debt	30,000	—	—
Other long-term liabilities	1,253	62	92
Total liabilities	218,656	201,242	227,318
Redeemable noncontrolling interest	29,654	30,049	31,650
Shareholders’ equity:
Additional paid-in-capital	101,112	100,357	96,958
Retained earnings	299,724	307,414	295,247
Accumulated other comprehensive (loss) income	(2)	158	121
Treasury stock	(107,060)	(104,159)	(97,975)
Total shareholders’ equity of Vera Bradley, Inc.	293,774	303,770	294,351
Total liabilities, redeemable noncontrolling interest, and shareholders’ equity	$542,084	$535,061	$553,319

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Net revenues	$131,770	$119,785	$201,054	$210,788
Cost of sales	52,149	52,452	87,245	92,987
Gross profit	79,621	67,333	113,809	117,801
Selling, general, and administrative expenses	62,155	60,745	121,937	115,042
Other income	33	760	53	944
Operating income (loss)	17,499	7,348	(8,075)	3,703
Interest expense (income), net	485	(375)	557	(822)
Income (loss) before income taxes	17,014	7,723	(8,632)	4,525
Income tax expense (benefit)	8,687	2,005	(1,422)	1,212
Net income (loss)	8,327	5,718	(7,210)	3,313
Less: Net income (loss) attributable to redeemable noncontrolling interest	1,111	(136)	911	(136)
Net income (loss) attributable to Vera Bradley, Inc.	$7,216	$5,854	$(8,121)	$3,449

Basic weighted-average shares outstanding	33,403	34,178	33,367	34,203
Diluted weighted-average shares outstanding	33,693	34,380	33,367	34,476

Basic net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.42	$0.17	$(0.24)	$0.10
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.42	$0.17	$(0.24)	$0.10

Reconciliation of net income (loss) available to Vera Bradley, Inc. common shareholders
Net income (loss) attributable to Vera Bradley, Inc.	$7,216	$5,854	$(8,121)	$3,449
Excess portion of redeemable noncontrolling interest redemption value adjustment	6,800	—	—	—
Net income (loss) available to Vera Bradley, Inc. common shareholders	$14,016	$5,854	$(8,121)	$3,449

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Twenty-Six Weeks Ended
	August 1, 2020	August 3, 2019
Cash flows from operating activities
Net (loss) income	$(7,210)	$3,313
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation of property, plant, and equipment	8,380	8,663
Impairment charges	3,806	—
Amortization of operating right-of-use assets	10,843	10,813
Amortization of intangible assets	4,714	415
Provision for doubtful accounts	1,622	61
Stock-based compensation	1,310	2,493
Deferred income taxes	1,760	(512)
Loss (gain) on investments	13	(178)
Adjustment of earn-out liability	229	—
Other non-cash (gain) charges, net	(22)	131
Changes in assets and liabilities:
Accounts receivable	(6,631)	(4,807)
Inventories	(12,613)	(11,494)
Prepaid expenses and other assets	(4,703)	(1,269)
Accounts payable	7,070	9,393
Income taxes	(6,193)	(1,652)
Operating lease liabilities, net	(7,726)	(12,917)
Accrued and other liabilities	5,274	(1,362)
Net cash (used in) provided by operating activities	(77)	1,091
Cash flows from investing activities
Purchases of property, plant, and equipment	(4,272)	(8,089)
Purchases of investments	(851)	(10,111)
Proceeds from maturities and sales of investments	23,031	29,798
Cash received (paid) for business acquisition, net of cash acquired	993	(73,010)
Net cash provided by (used in) investing activities	18,901	(61,412)
Cash flows from financing activities
Tax withholdings for equity compensation	(555)	(1,107)
Repurchase of common stock	(3,077)	(5,244)
Distributions to redeemable noncontrolling interest	(875)	—
Borrowings under asset-based revolving credit agreement	60,000	—
Repayment of borrowings under asset-based revolving credit agreement	(30,000)	—
Payment of contingent consideration for business acquisition	(18,677)	—
Net cash provided by (used in) financing activities	6,816	(6,351)
Effect of exchange rate changes on cash and cash equivalents	11	21
Net increase (decrease) in cash and cash equivalents	$25,651	$(66,651)
Cash and cash equivalents, beginning of period	49,917	113,493
Cash and cash equivalents, end of period	$75,568	$46,842

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(continued)
(unaudited)

	Twenty-Six Weeks Ended
	August 1, 2020	August 3, 2019
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	$3,009	$3,328
Supplemental disclosure of non-cash activity
Non-cash operating, investing, and financing activities
Repurchase of common stock
Expenditures incurred but not yet paid as of August 1, 2020 and August 3, 2019	$—	$89
Expenditures incurred but not yet paid as of February 1, 2020 and February 2, 2019	$176	$197
Purchases of property, plant, and equipment
Expenditures incurred but not yet paid as of August 1, 2020 and August 3, 2019	$618	$453
Expenditures incurred but not yet paid as of February 1, 2020 and February 2, 2019	$559	$1,065
Contingent consideration related to business acquisition	$—	$20,854

Vera Bradley, Inc.
Second Quarter Fiscal 2021
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended August 1, 2020
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Redemption Value Adjustment[6]	Other Items		Non-GAAP (Excluding Items)
Gross profit	$79,621	$—	$—		$79,621
Selling, general, and administrative expenses	62,155	—	3,552	1	58,603
Operating income (loss)	17,499	—	(3,552)		21,051
Income (loss) before income taxes	17,014	—	(3,552)		20,566
Income tax expense	8,687	—	677	2	8,010
Net income (loss)	8,327	—	(4,229)		12,556
Less: Net income (loss) attributable to redeemable noncontrolling interest	1,111	—	(568)		1,679
Net income (loss) attributable to Vera Bradley, Inc.	7,216	—	(3,661)		10,877
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.42	$0.20	$(0.11)		$0.32

Vera Bradley Direct segment operating income (loss)	$22,822	$—	$(970)	3	$23,792
Vera Bradley Indirect segment operating income	$6,477	$—	$—		$6,477
Pura Vida segment operating income (loss)	$4,445	$—	$(2,274)	4	$6,719
Unallocated corporate expenses	$(16,245)	$—	$(308)	5	$(15,937)

[1]Items include $2,274 for the amortization of definite-lived intangible assets and $1,278 for technology-related re-platforming charges including certain professional fees and accelerated depreciation
[2]Related to the tax impact of the charges mentioned above, along with a change in estimate related to the first quarter other items
[3]Related to $970 for technology re-platforming charges
[4]Related to the amortization of definite-lived intangible assets
[5]Related to $308 for technology re-platforming charges
[6]Related to a $6.8 million increase in the income available to Vera Bradley, Inc. common shareholders associated with the excess portion of the ASC 480 adjustment for the redeemable noncontrolling interest of Pura Vida; this adjustment impacts the Company’s net income per share calculations only

Vera Bradley, Inc.
Second Quarter Fiscal 2020
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended August 3, 2019
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$67,333	$(1,033)	1	$68,366
Selling, general, and administrative expenses	60,745	2,963	2	57,782
Operating income (loss)	7,348	(3,996)		11,344
Income (loss) before income taxes	7,723	(3,996)		11,719
Income tax expense (benefit)	2,005	(781)	3	2,786
Net income (loss)	5,718	(3,215)		8,933
Less: Net (loss) income attributable to redeemable noncontrolling interest	(136)	(362)		226
Net income (loss) attributable to Vera Bradley, Inc.	5,854	(2,853)		8,707
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.17	$(0.08)		$0.25

Vera Bradley Direct segment operating income (loss)	$22,137	$(333)	4	$22,470
Vera Bradley Indirect segment operating income	$7,162	$—		$7,162
Pura Vida segment operating (loss) income	$(542)	$(1,448)	5	$906
Unallocated corporate expenses	$(21,409)	$(2,215)	6	$(19,194)

[1]Related to a purchase accounting adjustment for the amortization of the step-up in inventory basis associated with the acquisition of Pura Vida
[2]Items include $1,884 for Pura Vida transaction costs; $664 for technology-related re-platforming charges including certain professional fees and accelerated depreciation; and $415 for the amortization of definite-lived intangible assets associated with the acquisition of Pura Vida

[3]Related to the tax impact of the charges mentioned above
[4]Related to technology re-platforming charges
[5]Related to the purchase accounting adjustments for the Pura Vida acquisition, including the amortization of the step-up in inventory basis and the amortization of definite-lived intangible assets
[6]Related to $1,884 for Pura Vida transaction costs and $331 for technology re-platforming charges

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Twenty-Six Weeks Ended August 1, 2020
(in thousands, except per share amounts)
(unaudited)

	Twenty-Six Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$113,809	$(1,320)	1	$115,129
Selling, general, and administrative expenses	121,937	11,700	2	110,237
Operating (loss) income	(8,075)	(13,020)		4,945
(Loss) income before income taxes	(8,632)	(13,020)		4,388
Income tax (benefit) expense	(1,422)	(3,053)	3	1,631
Net (loss) income	(7,210)	(9,967)		2,757
Less: Net income (loss) attributable to redeemable noncontrolling interest	911	(1,178)		2,089
Net (loss) income attributable to Vera Bradley, Inc.	(8,121)	(8,789)		668
Diluted net (loss) income per share available to Vera Bradley, Inc. common shareholders	$(0.24)	$(0.26)		$0.02

Vera Bradley Direct segment operating income (loss)	$11,857	$(6,842)	4	$18,699
Vera Bradley Indirect segment operating income (loss)	$9,233	$(387)	5	$9,620
Pura Vida segment operating income (loss)	$3,644	$(4,714)	6	$8,358
Unallocated corporate expenses	$(32,809)	$(1,077)	7	$(31,732)

[1]Related to charges for the cancellation of certain purchase orders as a result of COVID-19
[2]Items include $4,714 for the amortization of definite-lived intangible assets; $3,806 for store impairment charges; $2,738 for technology-related re-platforming charges including certain professional fees and accelerated depreciation; $229 for an adjustment upon payment of the earn-out liability; and $213 in certain department store exit costs as a result of COVID-19

[3]Related to the tax impact of the charges mentioned above
[4]Related to $3,806 for impairment charges; $1,146 for an allocation of charges for the cancellation of purchase orders; and $1,890 for technology re-platforming charges
[5]Related to $213 in certain department store exit costs and $174 for an allocation of charges for the cancellation of purchase orders
[6]Related to the amortization of definite-lived intangible assets
[7]Related to $848 for technology re-platforming charges and $229 for an adjustment upon payment of the earn-out liability

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Twenty-Six Weeks Ended August 3, 2019
(in thousands, except per share amounts)
(unaudited)

	Twenty-Six Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$117,801	$(1,033)	1	$118,834
Selling, general, and administrative expenses	115,042	3,800	2	111,242
Operating income (loss)	3,703	(4,833)		8,536
Income (loss) before income taxes	4,525	(4,833)		9,358
Income tax expense (benefit)	1,212	(985)	3	2,197
Net income (loss)	3,313	(3,848)		7,161
Less: Net (loss) income attributable to redeemable noncontrolling interest	(136)	(362)		226
Net income (loss) attributable to Vera Bradley, Inc.	3,449	(3,486)		6,935
Diluted net income (loss) per share available to Vera Bradley, Inc. common shareholders	$0.10	$(0.10)		$0.20

Vera Bradley Direct segment operating income (loss)	$30,497	$(333)	4	$30,830
Vera Bradley Indirect segment operating income	$14,869	$—		$14,869
Pura Vida segment operating (loss) income	$(542)	$(1,448)	5	$906
Unallocated corporate expenses	$(41,121)	$(3,052)	6	$(38,069)

[1]Related to a purchase accounting adjustment for the amortization of the step-up in inventory basis associated with the acquisition of Pura Vida
[2]Items include $2,721 for Pura Vida transaction costs; $664 for technology-related re-platforming charges including certain professional fees and accelerated depreciation; and $415 for the amortization of definite-lived intangible assets associated with the acquisition of Pura Vida

[3]Related to the tax impact of the charges mentioned above
[4]Related to technology re-platforming charges
[5]Related to the purchase accounting adjustments for the Pura Vida acquisition, including the amortization of the step-up in inventory basis and the amortization of definite-lived intangible assets
[6]Related to $2,721 for Pura Vida transaction costs and $331 for technology re-platforming charges